Exhibit 99.1

News Release

Edwards Named President, COO of CommScope

—Garrett to Retire After 30 Years with Company—

HICKORY, NC, November 12, 2009—Eddie Edwards has been named president and chief operating officer of CommScope, Inc. (NYSE: CTV), effective January 1. Edwards will succeed Brian Garrett, who will retire later in 2010 after a 30-year career with the company. Until that time, Garrett will initiate and serve as advisor on several special projects within CommScope.

“Eddie is an accomplished leader with an extensive track record of success,” said Frank Drendel, chairman and chief executive officer, CommScope. “He is the perfect choice to continue Brian’s great work and drive CommScope to the next level through profitable growth, innovation and quality.”

Garrett joined CommScope in 1980 as vice president of engineering. He later served as CommScope’s Network Cable Division vice president and general manager, a business he helped launch. Garrett was promoted to executive vice president before being named president and chief operating officer in 1997, the year CommScope attained public ownership after being spun-off from General Instrument Corporation.

“Brian has been an outstanding leader and role model throughout his tenure with CommScope,” said Drendel. “His contributions and accomplishments are many, and he clearly has left his mark on the company. I thank Brian for all he has done for this company and wish him much happiness in his transition to retirement.”

Edwards, 60, was promoted from his role as executive vice president and general manager, Wireless Network Solutions, which he has held since the acquisition of Andrew Corporation in 2007. Concurrently, he has been serving CommScope as executive vice president of Business Development, a position he has held since 2005.

Edwards has served in a variety of executive roles since joining CommScope in 2001. He also previously has served as acting president of CSMI, a CommScope subsidiary, and president and chief executive officer of OFS Fitel, LLC and OFS BrightWave, LLC, a joint venture between CommScope and The Furukawa Electric Co., Ltd. Prior to CommScope, he served as president of Radio Frequency Systems (RFS); president of Alcatel NA Cable Systems; chief financial officer of Alcatel’s Cable Operations in the Americas, and Americas area manager for Alcatel Cable.

In related changes, CommScope will restructure its global management organization to take advantage of opportunities for accelerated growth. “With the Andrew acquisition and merger integration efforts largely behind us, we have strengthened our company and are prepared for new growth opportunities,” said Edwards. “I believe these changes will position CommScope well for the many opportunities ahead and help us support our customers around the world with higher levels of innovation, quality and service.”

Three CommScope managers have been named to expanded global leadership roles in the new organization structure, effective January 1, reporting to Edwards:

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Randy Crenshaw, currently executive vice president and general manager, Enterprise Solutions, will become executive vice president and chief supply officer, with global responsibility for manufacturing, planning, sourcing and logistics.

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Ted Hally, currently executive vice president and general manager, Antenna, Cable and Cabinet Group, will become executive vice president and chief commercial officer, with global responsibility for all sales, marketing, research and development, product development and product management.

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Bob Suffern, currently senior vice president and general manager, RF Power Amplifiers, will become senior vice president and chief technology officer, responsible for the company’s overall technology development and direction.

—END—

About CommScope

CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew Solutions™ brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications. CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

News Media Contact:

Rick Aspan, CommScope

+1 708-236-6568 or publicrelations@andrew.com

Investor Contact:

Phil Armstrong, CommScope

+1 828-323-4848

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.